Exhibit 99.1

Coty Inc. Reports Second Quarter Fiscal 2017 Results, the First Quarter After Successful Completion of the Merger with P&G Beauty Business

Q2 Results Consistent with 2017 Being a Transitional Year

Camillo Pane, Coty's New CEO, Upbeat About the Long-Term Potential of Coty

NEW YORK--(BUSINESS WIRE)--February 9, 2017--Coty Inc. (NYSE: COTY) today announced financial results for the second quarter of fiscal year 2017, ended December 31, 2016.

Results at a glance	Three Months Ended December 31, 2016				Six Months Ended December 31, 2016
		Change YoY				Change YoY
(in millions, except per share data)		Reported Basis	Combined Company *	Combined Company Constant Currency *		Reported Basis	Combined Company	Combined Company Constant Currency *
Net revenues	$2,296.7	90%	(7%)	(4%)	$3,376.9	45%	(6%)	(4%)
Operating (loss) income - reported	(12.7)	<(100%)			33.7	(86%)
Operating income - adjusted*	308.0	32%			474.4	11%
Net income - reported	46.8	(47%)			46.8	(78%)
Net income - adjusted*	223.3	45%			301.6	(23%)
EPS (diluted) - reported	$0.06	(76%)			$0.09	(85%)
EPS (diluted) - adjusted*	$0.30	(32%)			$0.55	(49%)
* As compared to combined Coty and P&G Beauty Business net revenues. These measures, as well as “free cash flow,” are Non-GAAP Financial Measures. Refer to “Basis of Presentation and Exceptional Items” and “Non-GAAP Financial Measures” for discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release. Combined Company year-over-year change in net revenues is presented giving effect to the completion of the acquisition of the P&G Beauty Business (the "Merger"), as if the Merger had occurred as of October 1, 2015.

Second Quarter Fiscal 2017 Summary

  Net revenues of $2,296.7 million increased 90% as reported compared to Legacy-Coty net revenues in the prior-year period and decreased 4% at constant currency compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period
  Excluding the positive contribution from the acquisitions of ghd and the Brazil Acquisition, and the short-term negative transitional impacts especially including significant trade inventory build in the first quarter of fiscal 2017 in parts of the P&G business, the combined company net revenues declined in the high single digits on a constant currency basis
  Reported operating loss of $(12.7) million decreased from $152.4 million for Legacy-Coty in the prior-year period
  Adjusted operating income of $308.0 million increased 32% from $233.4 million for Legacy-Coty in the prior-year period
  Reported net income of $46.8 million decreased from $89.0 million for Legacy-Coty in the prior-year period, while adjusted net income of $223.3 million increased from $154.2 million for Legacy-Coty in the prior-year period
  Reported earnings per diluted share of $0.06 decreased from $0.25 for Legacy-Coty in the prior-year period, while adjusted earnings per diluted share of $0.30 decreased from $0.44 for Legacy-Coty in the prior-year period

  Net cash provided by operating activities was $678.4 million compared to $400.4 million in the prior-year period for Legacy-Coty, primarily as a result of improved working capital for the combined company partially offset by lower cash-related net income

First Six Months Fiscal 2017 Summary

  Net revenues of $3,376.9 million increased 45% as reported compared to Legacy-Coty net revenues in the prior-year period and decreased 4% at constant currency compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period
  Excluding the positive contribution from the acquisitions of ghd and the Brazil Acquisition, and the short-term negative transitional impacts especially including significant trade inventory build in the first quarter of fiscal 2017 in parts of the P&G business, the combined company net revenues declined in the high single digits on a constant currency basis
  Reported operating income of $33.7 million decreased from $234.1 million for Legacy-Coty in the prior-year period
  Adjusted operating income of $474.4 million increased 11% from $426.1 million for Legacy-Coty in the prior-year period
  Reported net income of $46.8 million decreased from $214.7 million for Legacy-Coty in the prior-year period, while adjusted net income of $301.6 million decreased from $391.7 million for Legacy-Coty in the prior-year period
  Reported earnings per diluted share of $0.09 decreased from $0.59 for Legacy-Coty in the prior-year period, while adjusted earnings per diluted share of $0.55 decreased from $1.08 for Legacy-Coty in the prior-year period
  Net cash provided by operating activities was $663.4 million compared to $517.1 million in the prior-year period, primarily as a result of improved working capital for the combined company partially offset by lower cash-related net income

Commenting on the merger transaction and Q2 financial results and strategic outlook, Camillo Pane, CEO said:

“It is my privilege to be leading the new Coty. It is clear to me that Coty has great future potential; the combination of our iconic and emerging brands, energized employees, and the comprehensive strategy we are laying out for the new organization will position us well to become a challenger and leader in beauty and drive sustained profitable growth over time. This is a long term journey and will require time and effort, as we will need to tackle short term challenges like the ones we faced in the first semester, complete the P&G Beauty Business integration and most importantly implement new programs to drive growth and further strengthen our brand portfolio and management capabilities.

Starting with the current business situation, let me review the key building blocks to realize Coty`s potential.

Consistent with our comments on the last earnings call, Q2 was a challenging quarter. The business was impacted by significantly higher-than-anticipated inventory levels in the market on the acquired P&G Beauty Business, competitive pressure in the Consumer Beauty division and the distraction associated with the merger integration efforts. Fiscal 2017 is a transitional year as previously discussed, and it is Year One in my five-year strategic framework. We believe the combined company net revenue decline in constant currency will slow down for the second half of fiscal 2017, excluding Younique and ghd.

While we are still in the midst of the P&G business integration, we have already started to tackle the growth challenges of our business. Specifically, my strategic vision includes strengthening our global brands, shifting more resources to fuel the growth of the brands with higher growth potential, stabilizing the remaining brands, and continuing to expand the geographic reach of our strong brand portfolio.

We aim to achieve these objectives through four key pillars. First, we are repositioning some of the brands, in order to reconnect these brands with consumers, building on their already-strong brand equity. Second, we are making significant changes to our innovation and product development process in parts of the organization. Third, we are accelerating our end-to-end digital transformation including e-commerce. And fourth, we are working to significantly revamp our in-store execution. I am convinced these efforts should gradually improve the revenue trends of our business.

On the P&G Beauty Business merger, we are reiterating our previously communicated $750 million synergy target by fiscal 2020. The integration is progressing as expected, with no major issues to date. It's fair to say this is a significant undertaking as we are both integrating and simultaneously reorganizing the entire company to create the organization we need to deliver our mission.

On the M&A front, we are continuing to strengthen the Coty portfolio through acquisitions and planned portfolio rationalization. The recent acquisitions of Younique and ghd are highly strategic and expected to be accretive Year One to both revenue growth and adjusted earnings. From a strategic perspective, ghd expands our assortment of premium products for the Salon channel, while the partnership with Younique will combine Younique’s high growth e-commerce platform and social selling direct-to-consumer business model with Coty’s beauty product R&D and innovation know-how as well as extensive manufacturing and supply chain capabilities. On the portfolio rationalization, we have identified the non-core portfolio of brands and are now exploring potential alternatives for these brands including divestitures.

In sum, fiscal 2017 remains a transitional year, and, after the first four months as CEO, I remain even more confident that we are setting the stage to realize the enormous potential of Coty as a global leader and challenger in beauty.”

Basis of Presentation and Exceptional Items

To supplement financial results presented in accordance with GAAP, certain financial information is presented herein using the non-GAAP financial measures described in this section. The term “combined company” describes net revenues of Coty Inc. and the P&G Beauty Business giving effect to the Merger for purposes of the fiscal quarter ended December 31, 2015 as if it had occurred on October 1, 2015. Combined company year-over-year and combined company constant currency year-over-year do not include any adjustments related to potential profit improvements, potential cost savings or adjustments to fully conform to the accounting policies of Coty. The term “combined company constant currency” describes the combined company net revenues excluding the effect of currency exchange translations. The term “adjusted” primarily excludes the impact of restructuring and business realignment costs, amortization, costs related to acquisition activities, private company share-based compensation expense, and asset impairment charges to the extent applicable. Refer to “Non-GAAP Financial Measures” for additional discussion of these measures as well as the definition of free cash flow.

Net revenues are reported by segment and geographic region and are discussed below on a reported (GAAP) basis and combined company constant currency basis. Operating income is reported by segment. All changes in margin percentage are described in basis points rounded to the nearest tenth of a percent.

Net revenues are presented on an actual, combined company and combined company constant currency. Operating income, net income, operating income margin, gross margin and earnings per diluted share (EPS (diluted)) are presented on a reported (GAAP) basis and an adjusted (non-GAAP) basis. Adjusted EPS (diluted) is a performance measure and should not be construed as a measure of liquidity. Net revenues on a combined company basis, combined company constant currency basis, adjusted operating income, adjusted operating income on a constant currency basis, adjusted operating income margin, adjusted effective tax rate, adjusted net income, adjusted gross margin, adjusted EPS (diluted) and free cash flow are non-GAAP financial measures. Refer to "Non-GAAP Financial Measures" for additional discussion of these measures. A reconciliation between GAAP and non-GAAP results can be found in the tables and footnotes at the end of this release.

Second Quarter Fiscal 2017 Summary Operating Review

Net revenues of $2,296.7 million increased 90% as reported compared to Legacy-Coty net revenues in the prior-year period and decreased 4% at constant currency compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period. The reported revenue increase reflected a 103% contribution from the acquisitions of P&G Beauty Business, the Brazil Acquisition, and ghd. The 4% constant currency net revenue decline compared to the combined company revenues in the prior-year period reflected a 6% contribution from the Brazil Acquisition and ghd, a 3% negative foreign exchange impact, and a 10% decline in the underlying business. Excluding the positive contribution from ghd and the Brazil Acquisition and the short-term negative transitional impacts, including significant trade inventory build in Q1 in parts of the P&G business, the combined company net revenues declined in the high single digits on a constant currency basis.

Gross margin of 61.1% decreased from 61.4% for Legacy-Coty in the prior-year period, while adjusted gross margin of 63.6% increased from 61.4% for Legacy-Coty in the prior-year period, reflecting the addition of the higher gross margin P&G Beauty Business.

Operating income decreased to $(12.7) million from $152.4 million for Legacy-Coty in the prior-year period, as the income contribution from the acquired business was more than offset by increased amortization expense and acquisition related costs. As a percentage of net revenues, operating margin decreased to (0.6)% from 12.6%.

Adjusted operating income increased 32% to $308.0 million from $233.4 million for Legacy-Coty in the prior-year period, reflecting the profit contribution from the P&G Beauty Business acquisition. As a percentage of net revenues, adjusted operating margin decreased 590 basis points to 13.4% from 19.3% at actual rates, driven by short-term negative transitional impacts and limited profit contribution from the P&G Beauty Business as a result of substantial A&CP pre-commitments which could not be reduced to align with the revenue trends, combined with a depressed dynamic within Consumer Beauty business.

Reported effective tax rate was 174.4% compared to 11.8% for Legacy-Coty in the prior-year period, reflecting a $111.2 million benefit as a result of releasing valuation allowances in the U.S.

Adjusted effective tax rate was 8.8% compared to 22.6% for Legacy-Coty in the prior-year period. The decline reflected a $39.4 million benefit.

Net income decreased to $46.8 million from $89.0 million for Legacy-Coty in the prior-year period, reflecting lower operating income and higher interest expense, partially offset by lower tax expense.

Adjusted net income increased to $223.3 million from $154.2 million for Legacy-Coty in the prior-year period, primarily reflecting higher adjusted operating income and lower tax expenses. As a percentage of net revenues, adjusted net income margin decreased to 9.7% from 12.7% in the prior-year period.

Cash Flows

  Net cash provided by operating activities in the quarter was $678.4 million, compared to $400.4 million for Legacy-Coty in the prior-year period, primarily as a result of improved working capital for the combined company partially offset by lower cash-related net income.

  Free cash flow was $567.0 million in the quarter compared to $364.7 million for Legacy-Coty in the prior-year period, reflecting higher cash from operations partially offset by increased capital expenditure.
  During the quarter, the Company paid a quarterly dividend of $0.125 per share for a total of $93.4 million.
  Cash and cash equivalents of $939.2 million increased by $566.8 million, total debt of $6,582.4 million increased by $2,412.3 million, with net debt of $5,643.2 million up $1,845.5 million from the balance on June 30, 2016.

Second Quarter Fiscal 2017 Business Review by Segment

	Three Months Ended December 31,
	Net Revenues		Change			Reported Operating Income		Adjusted Operating Income
(in millions)	2016	2015	Actual Year - over - Year	Combined Company Year- Over-Year	Combined Company Constant Currency	2016	Change	2016	Change
Luxury	$835.0	$548.5	52%	(7%)	(4%)	$66.6	(25%)	$97.5	(6%)
Consumer Beauty	1,001.7	597.2	68%	(13%)	(11%)	62.9	(41%)	110.5	1%
Professional	460.0	64.8	>100%	11%	14%	83.3	>100%	100.0	>100%
Corporate	—	—	N/A	N/A	N/A	(225.5)	<(100%)	—	N/A
Total	$2,296.7	$1,210.5	90%	(7%)	(4%)	$(12.7)	<(100%)	$308.0	32%

Luxury

  Luxury net revenues of $835.0 million increased 52% as reported compared to Legacy-Coty net revenues in the prior-year period reflecting the contribution from the acquired P&G Beauty Business. Luxury net revenues decreased 4% at constant currency compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period, impacted by our continued wholesale distribution reduction, which is a positive for the health of the business, and difficult innovation comparisons versus the prior year. Growth in brands including Hugo Boss, Davidoff, and Chloe were offset by declines in Calvin Klein and Marc Jacobs.
  Adjusted operating income for Luxury decreased 6% to $97.5 million from $103.2 million in the prior-year period, resulting in a 11.7% adjusted operating income margin, a decrease of 710 basis points versus Legacy-Coty in the prior-year period.

Consumer Beauty

  Consumer Beauty net revenues of $1,001.7 million increased 68% as reported compared to Legacy-Coty net revenues in the prior-year period reflecting the contribution from the acquired P&G Beauty Business and the Brazil Acquisition. Consumer Beauty net revenues decreased 11% at constant currency compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period. This decline reflected a high single digit percentage negative impact from the short-term transitional impacts, largely offset by the revenue contribution from the Brazil Acquisition. The in-market performance sell-through of the division was better than the sell-in, with a high single digit decline.
  Adjusted operating income for Consumer Beauty increased 1% to $110.5 million from $109.2 million for Legacy-Coty in the prior-year period, resulting in an 11.0% adjusted operating income margin versus 18.3% for Legacy-Coty in the prior-year period.

Professional

  Professional Beauty net revenues of $460.0 million increased 560% as reported compared to Legacy-Coty net revenues in the prior-year period reflecting the contribution from the acquired P&G Beauty Business and the ghd acquisition, partially offset by declines in OPI. Professional Beauty net revenues increased 14% at constant currency compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period, reflecting growth in professional hair as well as revenue contribution from ghd, which was acquired on November 21, 2016.
  Adjusted operating income for Professional increased to $100.0 million from $21.0 million for Legacy-Coty in the prior-year period, resulting in a 21.7% adjusted operating income margin versus 32.4% for Legacy-Coty in the prior-year period.

Second Quarter Fiscal 2017 Business Review by Geographic Region

	Three Months Ended December 31,
	Net Revenues		Change
(in millions)	2016	2015	Reported Basis	Combined Company Year-Over- Year	Combined Company Constant Currency
North America	$700.5	$396.4	77%	(12%)	(12%)
Europe	1,134.1	585.3	94%	(7%)	(1%)
ALMEA	462.1	228.8	102%	3%	1%
Total	$2,296.7	$1,210.5	90%	(7%)	(4%)

North America

  Reported net revenues increased 77% compared to Legacy-Coty net revenues in the prior-year period and decreased 12% at constant currency compared to combined Coty and P&G Beauty Business net revenues in the prior-year period driven by declines in the U.S., primarily in the Consumer Beauty division.

Europe

  Reported net revenues increased 94% compared to Legacy-Coty net revenues in the prior-year period and decreased 1% at constant currency compared to combined Coty and P&G Beauty Business net revenues in the prior-year period driven by primarily the U.K. and Germany.

ALMEA

  Reported net revenues increased 102% compared to Legacy-Coty net revenues in the prior-year period and increased 1% at constant currency compared to combined Coty and P&G Beauty Business net revenues in the prior-year period driven by Brazil, the Middle East and Australia.

Noteworthy Company Developments

Other noteworthy company developments include:

  On November 21, 2016, Coty announced the completion of the acquisition of ghd, a global premium brand in high-end hair styling appliances, further strengthening Coty’s worldwide leading position in professional hair care.

  On December 9, 2016, Coty announced that its Board of Directors approved a transition to a quarterly dividend payout schedule, and approved Coty’s first quarterly dividend of $0.125 per share of common stock. Today, February 9, 2017, Coty announced that its Board of Directors have approved its second quarterly dividend of $0.125 per share of common stock. The dividend represents an expected total dividend of $0.50 per share of common stock per annum, which is an 82% increase in Coty’s per annum dividend.
  On February 1, 2017, Coty entered into a partnership with the Founders of Younique, a leading online peer-to-peer social selling platform in beauty. Under the agreement, Coty acquired 60% of Younique with the Founders owning the remaining 40%. Younique’s highly scalable technology platform is built for mobile-first e-commerce and seamless global expansion, with approximately 200,000 active presenters and millions of customers in 10 countries. Younique expects to generate approximately $400 million in net revenues in 2016, with an adjusted EBITDA margin above 25%.

Outlook

Coty only provides guidance on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

The Company expects the combined company net revenue decline in constant currency to slow down for the second half of fiscal 2017, excluding Younique and ghd.

Coty continues to target the total four-year synergies and working capital benefits of $750 million and $500 million, respectively, with no change to the operating costs to realize both. The Company is refining the phasing of the targeted $750M in synergies in order to take into account the business dynamics and to reflect the fiscal year P&L impact. Coty now expects to cumulatively generate approximately 20% of the net $750M synergies through FY17, approximately 50% through FY18, approximately 80% through FY19, and the full $750M through FY20, with the focus on having the right infrastructure in place to support long-term growth.

Conference Call

Coty Inc. will host a conference call at 8:00 a.m. (ET) today, February 9, 2017 to discuss its results. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 64785107). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 64785107).

About Coty Inc.

Coty is one of the world’s largest beauty companies with approximately $9 billion in revenue, with a purpose to celebrate and liberate the diversity of consumers’ beauty. Its strong entrepreneurial heritage has created an iconic portfolio of leading beauty brands. Coty is the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics. Coty operates three divisions - Consumer Beauty, which is focused on color cosmetics, retail hair coloring and styling products, body care and mass fragrances sold primarily in the mass retail channels with brands such as COVERGIRL, Max Factor and Rimmel; Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd. Coty has approximately 20,000 colleagues globally and its products are sold in over 130 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, its future operations and financial performance, expected growth (including revenue declines and trends), its ability to support its planned business operations on a near- and long-term basis, mergers and acquisitions, divestitures, plans, activities, synergies or growth from acquisitions, future dividend payments, and its outlook for the second half of fiscal 2017 and all other future reporting periods. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, “aim”, "potential" and similar words or phrases. These statements are based on certain assumptions and estimates that the Company considers reasonable and are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual events or results to differ materially from such statements, including:

  the Company’s ability to achieve its global business strategy, compete effectively in the beauty industry and achieve the benefits contemplated by its recent strategic transactions within the expected time frame, including its joint ventures and recent acquisitions;
  use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, stock compensation expense, the market value of inventory and the fair value of acquired assets and liabilities associated with acquisitions;
  managerial, integration, operational, regulatory, legal and financial risks and expenses associated with the Company’s strategic transactions and internal reorganizations;
  the integration of the P&G Beauty Business with Legacy-Coty business, operations, systems, financial data and culture and the ability to realize synergies and other potential benefits within the time frames currently contemplated;
  changes in law, regulations and policies that affect the Company’s business or products;
  the Company and its brand partners' and licensors' ability to obtain, maintain and protect the intellectual property rights, including trademarks, brand names and other intellectual property used in their respective businesses, products and software, and their abilities to protect their respective reputations and defend claims by third parties for infringement of intellectual property rights;
  the Company’s ability to implement its restructuring programs as planned and the success of the programs or any anticipated programs in delivering anticipated improvements and efficiencies;
  the Company’s ability to successfully execute its announced intent to divest or discontinue non-core brands and to rationalize wholesale distribution by reducing the amount of product diversion to the value and mass channels;
  the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products;
  risks related to the Company’s international operations and joint ventures, including reputational, compliance, regulatory, economic and foreign political risks;
  the Company’s dependence on certain licenses, entities performing outsourced functions and third-party suppliers, including third party software providers;
  administrative, development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

  global political and/or economic uncertainties or disruptions;
  the Company’s ability to manage seasonal variability;
  increased competition, consolidation among retailers, shifts in consumers’ preferred distribution channels and other changes in the retail, e-commerce, and wholesale environment in which we do business and sell our products;
  disruptions in operations, including due to disruptions or consolidation in supply chain, manufacturing rights or information systems, labor disputes and natural disasters;
  restrictions imposed on the Company through its license agreements and credit facilities and changes in the manner in which the Company finances its debt and future capital needs, including potential acquisitions;
  increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades to their respective information technology systems and the Company’s failure to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;
  the Company’s ability to attract and retain key personnel;
  the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products; and
  other factors described elsewhere in this document and from time to time in documents that the Company files with the U.S. Securities and Exchange Commission (the “SEC”).

More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2016 and other periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Non-GAAP Financial Measures

The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: combined company net revenues and adjusted operating income.

The Company presents year-over-year comparisons on a combined company and combined company constant currency basis. The Company believes that combined company year-over-year and combined company constant currency year-over-year better enable management and investors to analyze and compare the Company's net revenues performance from period to period, as the total business and individual divisions are being managed on a combined company basis. In the periods described in this release, combined company year-over-year and combined company constant currency year-over-year give effect to the completion of the Merger for purposes of the fiscal quarter ended December 31, 2015 as if it has been completed on October 1, 2015. Combined company growth and combined company constant currency growth do not include any adjustments related to potential profit improvements, potential cost savings or adjustments to fully conform to the accounting policies of Coty. For reconciliation of combined company year-over-year and combined company constant currency year-over-year, see the table entitled “Reconciliation of Reported Net Revenues to Combined Company Net Revenues.” For a reconciliation of the Company's combined company year-over-year and combined company constant currency year-over-year by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Regions."

The Company presents operating income, operating income margin, gross margin, effective tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare operating performance from period to period. In calculating adjusted operating income, operating income margin, gross margin, effective tax rate, net income, net income margin and EPS (diluted), the Company excludes following items:

  Costs related to acquisition activities: The Company excludes acquisition-related costs and acquisition accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions.
  Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the above referenced expenses from the non-GAAP financial measures, management is able to evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.

  Amortization expense: The Company excludes the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from the non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
  Asset impairment charges: The Company excludes the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
  Share-based compensation adjustment: The Company excludes the impact of the fiscal 2013 accounting modification from liability plan to equity plan accounting for the share-based compensation plans as well as other share-based compensation transactions that are not reflective of the ongoing and planned pattern of recognition for such expense. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” contained in the respective forms filed with the SEC for a full discussion of the share-based compensation adjustment.
  Interest and other (income) expense: The Company excludes foreign currency impacts associated with acquisition-related and debt financing related forward contracts as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.
  Loss on early extinguishment of debt: The Company excludes the loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
  Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments are based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.

The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross margin to gross margin, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income” and "Reconciliation of Reported Operating Income to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Tax Rates and Cash Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income, see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income.”

The Company also presents free cash flow. Free cash flow is defined as net cash provided by operating activities, less capital expenditures. Free cash flow excludes cash used for private company stock option exercises and cash used for acquisitions. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.”

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

- Tables Follow -

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in millions, except per share data)	2016	2015	2016	2015
Net revenues	$2,296.7	$1,210.5	$3,376.9	$2,322.8
Cost of sales	892.3	467.7	1,337.1	911.4
as % of Net revenues	38.9%	38.6%	39.6%	39.2%
Gross profit	1,404.4	742.8	2,039.8	1,411.4
Gross margin	61.1%	61.4%	60.4%	60.8%

Selling, general and administrative expenses	1,170.2	515.4	1,649.1	999.7
as % of Net revenues	51.0%	42.6%	48.8%	43.0%
Amortization expense	95.2	18.9	116.4	38.1
Restructuring costs	15.8	10.6	23.2	72.7
Acquisition-related costs	135.9	45.5	217.4	61.3
Asset impairment charges	—	—	—	5.5
Operating (loss) income	(12.7)	152.4	33.7	234.1
as % of Net revenues	(0.6%)	12.6%	1.0%	10.1%
Interest expense, net	57.9	14.6	98.3	30.6
Loss on extinguishment of debt	—	3.1	—	3.1
Other (income) expense, net	(0.6)	24.1	0.7	23.8
(Loss) income before income taxes	(70.0)	110.6	(65.3)	176.6
as % of Net revenues	(3.0%)	9.1%	(1.9%)	7.6%
(Benefit) provision for income taxes	(122.1)	13.0	(127.2)	(54.1)
Net income	52.1	97.6	61.9	230.7
as % of Net revenues	2.3%	8.1%	1.8%	9.9%
Net income attributable to noncontrolling interests	2.5	5.3	10.7	9.7
Net income attributable to redeemable noncontrolling interests	2.8	3.3	4.4	6.3
Net income attributable to Coty Inc.	$46.8	$89.0	$46.8	$214.7
as % of Net revenues	2.0%	7.4%	1.4%	9.2%
Net income attributable to Coty Inc. per common share:
Basic	$0.06	$0.26	$0.09	$0.61
Diluted	$0.06	$0.25	$0.09	$0.59
Weighted-average common shares outstanding:
Basic	746.6	345.0	539.8	352.5
Diluted	752.4	354.3	545.8	362.0

Cash dividend declared per common share	$0.125	$—	$0.400	$0.250

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended December 31, 2016
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$2,296.7		$2,296.7	$58.5	$2,355.2
Gross profit	1,404.4	55.4	1,459.8	45.8	1,505.6
Gross margin	61.1%		63.6%		63.9%
Operating (loss) income	(12.7)	320.7	308.0	27.8	335.8
as % of Net revenues	(0.6%)		13.4%
Net income attributable to Coty Inc.	$46.8	$176.5	$223.3
as % of Net revenues	2.0%		9.7%

EPS (diluted)	$0.06		$0.30

	Three Months Ended December 31, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,210.5		$1,210.5
Gross profit	742.8	1.0	743.8
Gross margin	61.4%		61.4%
Operating income	152.4	81.0	233.4
as % of Net revenues	12.6%		19.3%
Net income attributable to Coty Inc.	$89.0	$65.2	$154.2
as % of Net revenues	7.4%		12.7%

EPS (diluted)	$0.25		$0.44

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

	Six Months Ended December 31, 2016
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$3,376.9	$—	$3,376.9	$68.8	$3,445.7
Gross profit	2,039.8	55.6	2,095.4	54.5	2,149.9
Gross margin	60.4%		62.1%		62.4%
Operating income	33.7	440.7	474.4	29.7	504.1
as % of Net revenues	1.0%		14.0%		14.6%
Net income attributable to Coty Inc.	$46.8	$254.8	$301.6
as % of Net revenues	1.4%		8.9%

EPS (diluted)	$0.09		$0.55

	Six Months Ended December 31, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$2,322.8		$2,322.8
Gross profit	1,411.4	3.6	1,415.0
Gross margin	60.8%		60.9%
Operating income	234.1	192.0	426.1
as % of Net revenues	10.1%		18.3%
Net income attributable to Coty Inc.	$214.7	$177.0	$391.7
as % of Net revenues	9.2%		16.9%

EPS (diluted)	$0.59		$1.08

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2016	2015	Change	2016	2015	Change
Reported Operating (Loss) Income	(12.7)	152.4	<(100%)	33.7	234.1	(86%)
% of Net revenues	(0.6%)	12.6%		1.0%	10.1%
Costs related to acquisition activities (a)	190.1	46.6	>100%	273.4	64.9	>100%
Amortization expense (b)	95.2	18.8	>100%	116.4	38.1	>100%
Restructuring and other business realignment costs (c)	22.6	16.2	40%	35.0	83.2	(58%)
Pension settlement charge (d)	12.8	—	N/A	15.9	—	N/A
Asset impairment charges (e)	—	—	N/A	—	5.5	(100%)
Share-based compensation expense adjustment (f)	—	(0.6)	100%	—	0.3	(100%)
Total adjustments to Reported Operating Income	320.7	81.0	>100%	440.7	192.0	>100%
Adjusted Operating Income	308.0	233.4	32%	474.4	426.1	11%
% of Net revenues	13.4%	19.3%		14.0%	18.3%

(a) In the three months ended December 31, 2016, we incurred $190.1 of costs related to acquisition activities. We recognized Acquisition-related costs of $135.9, included in the Condensed Consolidated Statements of Operations. These costs primarily consist of legal and consulting fees in connection with the acquisition of the P&G Beauty Business. We also incurred $36.2 and $16.1 in costs of sales primarily reflecting revaluation of acquired inventory in connection with the acquisition of the P&G Beauty Business and ghd, respectively, and $1.9 in Selling, general and administrative expense primarily related to P&G real estate in the Condensed Consolidated Statements of Operations six months ended December 31, 2016. In the three months ended December 31, 2015, we incurred $46.6 of costs related to acquisition activities.

In the six months ended December 31, 2016, we incurred $273.4 of costs related to acquisition activities. We recognized Acquisition-related costs of $217.4, included in the Condensed Consolidated Statements of Operations. These costs primarily consist of legal and consulting fees in connection with the acquisition of the P&G Beauty Business. We also incurred $36.2 and $16.1 in costs of sales primarily reflecting revaluation of acquired inventory in connection with the acquisition of the P&G Beauty Business and ghd, respectively, and $3.7 in Selling, general and administrative expense primarily related to P&G real estate in the Condensed Consolidated Statements of Operations in the six months ended December 31, 2016. In the six months ended December 31, 2015, we incurred $64.9 of costs related to acquisition activities.

(b) In the three months ended December 31, 2016, amortization expense increased to $95.2 from $18.9 in the three months ended December 31, 2015 primarily as a result of the P&G Beauty Business and Brazil Acquisitions. In the three months ended December 31, 2016, amortization expense of $30.9, $47.6, and $16.7 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively.

In the six months ended December 31, 2016, amortization expense increased to $116.4 from $38.1 in the six months ended December 31, 2015 primarily as a result of the Galleria and Brazil Acquisitions. In the six months ended December 31, 2016, amortization expense of $45.4, $52.4, and $18.6 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively.

(c)In the three months ended December 31, 2016, we incurred restructuring and other business structure realignment costs of $22.6. We incurred restructuring costs of $15.8 primarily related to Organizational Redesign and Acquisition Integration Program costs, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $6.8 primarily related to our Organizational Redesign and certain other programs, included in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. In the three months ended December 31, 2015, we incurred restructuring and other business structure realignment costs of $16.2. We incurred restructuring costs of $10.6 primarily related to Acquisition Integration Program and Organizational Redesign costs, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $5.6 primarily related to our Organizational Redesign and certain other programs, included in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

In the six months ended December 31, 2016, we incurred restructuring and other business structure realignment costs of $35.0. We incurred Restructuring costs of $23.2 primarily related to the Acquisition Integration Program and Organizational Redesign, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $11.8 primarily related to our Organizational Redesign and the 2013 Productivity Program, included in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. In the six months ended December 31, 2015, we incurred restructuring and other business structure realignment costs of $83.2. We incurred Restructuring costs of $72.7 primarily related to Organizational Redesign, included in the Condensed Consolidated Statements of Operations, which primarily relate to the Acquisition Integration Program and Organizational Redesign. We incurred business structure realignment costs of $10.5 primarily related to our Organizational Redesign and certain other programs, included in Selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

(d) In the three months ended December 31, 2016, we incurred a charge of $12.8, and in the six months ended December 31, 2016, we incurred a charge of $15.9, in connection with the settlement of obligations related to the U.S. Del Laboratories, Inc. pension plan. The settlement of the plan was effectuated through the purchase of annuity contracts from a third-party insurance provider, effectively transferring the U.S. Del Laboratories, Inc. pension plan obligation to the insurance provider, during the three months ended December 31, 2016. The settlement charge is as a result of accelerating the recognition of losses previously deferred in other comprehensive income (loss).

(e) In the six months ended December 31, 2016, there were no asset impairment charges reported in the Condensed Consolidated Statements of Operations. In the six months ended December 31, 2015, asset impairment charges of $5.5 were reported in the Condensed Consolidated Statements of Operations. The impairment represents the write-off of long-lived assets in Southeast Asia consisting of customer relationships reported in Corporate.

(f) In the three months ended December 31, 2016 and in the six months ended December 31, 2016 there were no share-based compensation expense adjustment included in the calculation of Adjusted Operating Income. In the three months ended December 31, 2015 and in the six months ended December 31, 2015, share-based compensation expense adjustment included in the calculation of Adjusted Operating Income was (0.6) million and 0.3 million, respectively.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, EFFECTIVE TAX RATES AND CASH TAX RATES

	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
(in millions)	(Loss)Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported (Loss) Income Before Taxes	$(70.0)	$(122.1)	174.4%	$110.6	$13.0	11.8%
Adjustments to Reported Operating Income (a) (b)	320.7	144.2		81.0	28.0
Adjustments to Interest expense (b) (c)	—	—		(8.5)	(2.9)
Other Adjustments (b)	—	—		27.3	9.5
Adjusted Income Before Taxes	$250.7	$22.1	8.8%	$210.4	$47.6	22.6%

(a)	See "Reconciliation of Operating Income to Adjusted Operating Income"

(b)	The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non–GAAP measure of profitability.

(c)	The amount in the three months ended December 31, 2015 primarily represents a one-time gain of $11.1 related to short-term forward contracts to exchange Euros for U.S. Dollars related to the Euro-denominated Term Loan B Facility partially offset by losses of $2.6 on derivative contracts used to economically hedge intercompany loans to facilitate payments to the Brazil Acquisition, included in interest expense in the Condensed Consolidated Statements of Operations.

	Six Months Ended December 31, 2016			Six Months Ended December 31, 2015
(in millions)	(Loss)Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate
Reported (Loss) Income Before Taxes	$(65.3)	$(127.2)	194.8%	$176.6	$(54.1)	(30.6)%
Adjustments to Reported Operating Income (a) (b)	440.7	186.7		192.0	30.8
Adjustments to Interest expense (b) (c)	1.4	0.6	—	(8.5)	(1.4)	—
Other Adjustments (b)	—	—		27.3	4.4
Adjusted Income Before Taxes	$376.8	$60.1	16.0%	$387.4	$(20.3)	(5.2%)

(a)	See "Reconciliation of Operating Income to Adjusted Operating Income"

(b)	The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.

(c)	The $1.4 in the six months ended December 31, 2016 represents a net loss incurred in connection with the Brazil Acquisition and subsequent intercompany loans, included in Interest expense, net in the Consolidated Statements of Operations. The amount in the six months ended December 31, 2015 represents a one-time gain of $11.1 related to short-term forward contracts to exchange Euros for U.S. Dollars related to the Euro-denominated Term Loan B Facility partially offset by losses of $2.6 on derivative contracts used to economically hedge intercompany loans to facilitate payments to Hypermarcas S.A. for the Brazilian Beauty Business, included in interest expense in the Condensed Consolidated Statements of Operations.

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2016	2015	Change	2016	2015	Change
Reported Net Income Attributable to Coty Inc.	$46.8	$89.0	(47%)	$46.8	$214.7	(78%)
% of Net revenues	2.0%	7.4%		1.4%	9.2%
Adjustments to Reported Operating Income (a)	320.7	81.0	>100%	440.7	192.0	>100%
Adjustments to Interest Expense (b)	—	(8.5)	100%	1.4	(8.5)	>100%
Loss on early extinguishment of debt (c)	—	3.1	(100%)	—	3.1	(100%)
Adjustments to Other Expense (d)		24.2	N/A	—	24.2	N/A
Change in tax provision due to adjustments to Reported Net Income Attributable to Coty Inc. (e)	(144.2)	(34.6)	<(100%)	(187.3)	(33.8)	<(100%)
Adjusted Net Income Attributable to Coty Inc.	$223.3	$154.2	45%	$301.6	$391.7	(23%)
% of Net revenues	9.7%	12.7%		8.9%	16.9%

Per Share Data
Adjusted weighted-average common shares
Basic	746.6	345.0		539.8	352.5
Diluted	752.4	354.3		545.8	362.0
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.30	$0.45		$0.56	$1.11
Diluted	$0.30	$0.44		$0.55	$1.08

(a)	See “Reconciliation of Reported Operating Income to Adjusted Operating Income.”

(b)	The amount in the six months ended December 31, 2016 represents a net loss of $1.4 incurred in connection with the Brazil Acquisition and subsequent intercompany loans, included in Interest expense, net in the Consolidated Statements of Operations. The amount in the six months ended December 31, 2015 primarily represents one-time gains of $11.1 on short-term forward contracts to exchange Euros for U.S. Dollars related to the Euro-denominated portion of the Term Loan B Facility and a net gain of $2.0 on the revaluation of intercompany loans including the impact of derivative contracts used to hedge intercompany loans to facilitate payments in connection with the Brazil Acquisition, included in Interest expense, net in the Condensed Consolidated Statements of Operations.

(c)	In the three months ended December 31, 2015 and in the six months ended December 31, 2015, the amount represents the write-off of deferred financing costs in connection with the refinancing of the Prior Coty Inc. Credit Facilities, included in Loss on early extinguishment of debt in the Condensed Consolidated Statements of Operations.

(d)	In the six months ended December 31, 2015, the amount represents $24.2 losses on foreign currency contracts related to an advance payment in connection with the Brazil Acquisition, included in other expense in the Condensed Consolidation Statements of Operations.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended December 31,		Six Months Ended December 31,
(in millions)	2016	2015	2016	2015
Net cash provided by operating activities	$678.4	$400.4	$663.4	$517.1
Capital expenditures	(111.4)	(35.7)	(198.2)	(78.3)
Free cash flow	$567.0	$364.7	$465.2	$438.8

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended December 31,
	Net Revenues		Change			Reported Operating Income		Adjusted Operating Income
(in millions)	2016	2015	Actual Year - over - Year	Combined Company Year- Over-Year	Combined Company Constant Currency	2016	Change	2016	Change
Luxury	$835.0	$548.5	52%	(7%)	(4%)	$66.6	(25%)	$97.5	(6%)
Consumer Beauty	1,001.7	597.2	68%	(13%)	(11%)	62.9	(41%)	110.5	1%
Professional	460.0	64.8	>100%	11%	14%	83.3	>100%	100.0	>100%
Corporate	—	—	N/A	N/A	N/A	(225.5)	<(100%)	—	N/A
Total	$2,296.7	$1,210.5	90%	(7%)	(4%)	$(12.7)	<(100%)	$308.0	32%

	Six Months Ended December 31,
	Net Revenues		Change			Reported Operating Income		Adjusted Operating Income
(in millions)	2016	2015	Actual Year- over - Year	Combined Company Year- Over-Year	Combined Company Constant Currency	2016	Change	2016	Change
Luxury	$1,284.0	$1,027.5	25%	(7%)	(5%)	$142.7	(19%)	$188.1	(9%)
Consumer Beauty	1,573.6	1,165.2	35%	(8%)	(7%)	115.6	(32%)	168.0	(4%)
Professional	519.3	130.1	>100%	8%	11%	99.7	>100%	118.3	>100%
Corporate	—	—	N/A	N/A	N/A	(324.3)	<(100%)	—	N/A
Total	$3,376.9	$2,322.8	45%	(6%)	(4%)	$33.7	(86%)	$474.4	11%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended December 31,
	Net Revenues		Change
(in millions)	2016	2015	Reported Basis	Combined Company Year-over- Year	Combined Company Constant Currency
North America	$700.5	$396.4	77%	(12%)	(12%)
Europe	1,134.1	585.3	94%	(7%)	(1%)
ALMEA	462.1	228.8	102%	3%	1%
Total	$2,296.7	$1,210.5	90%	(7%)	(4%)

	Six Months Ended December 31,
	Net Revenues		Change
(in millions)	2016	2015	Reported Basis	Combined Company Year-over- Year	Combined Company Constant Currency
North America	$1,044.9	$793.4	32%	(12%)	(12%)
Europe	1,581.0	1,091.4	45%	(8%)	(4%)
ALMEA	751.0	438.0	71%	14%	12%
Total	$3,376.9	$2,322.8	45%	(6%)	(4%)

RECONCILIATION OF REPORTED NET REVENUES TO COMBINED COMPANY NET REVENUES

	Three Months Ended December 31,			Six Months Ended December 31,
(in millions)	2016	2015	Change	2016	2015	Change
Reported Net Revenues	$2,296.7	$1,210.5	90%	$3,376.9	$2,322.8	45%
P&G Specialty Beauty Business	—	1,252.9			1,252.9
Combined Company Net Revenues:
At actual rates	$2,296.7	$2,463.4	(7%)	$3,376.9	$3,575.7	(6%)
At constant rates	2,355.2	2,463.4	(4%)	3,445.7	3,575.7	(4%)

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended December 31, 2016
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$66.6	$(30.9)	$97.5	$10.8	$108.3
Consumer Beauty	62.9	(47.6)	110.5	9.9	120.4
Professional Beauty	83.3	(16.7)	100.0	7.1	107.1
Corporate	(225.5)	(225.5)	—	—
Total	$(12.7)	$(320.7)	$308.0	$27.8	$335.8

OPERATING MARGIN
Luxury	8.0%		11.7%		12.6%
Consumer Beauty	6.3%		11.0%		11.8%
Professional Beauty	18.1%		21.7%		22.6%
Corporate	N/A		N/A		N/A
Corporate	N/A		N/A		N/A
Total	(0.6%)		13.4%		14.3%

	Three Months Ended December 31, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Luxury	$88.7	$(14.5)	$103.2
Consumer Beauty	107.0	(2.2)	109.2
Professional Beauty	18.9	(2.1)	21.0
Corporate	(62.2)	(62.2)	—
Total	$152.4	$(81.0)	$233.4

OPERATING MARGIN
Luxury	16.2%		18.8%
Consumer Beauty	17.9%		18.3%
Professional Beauty	29.2%		32.4%
Corporate	N/A		N/A
Total	12.6%		19.3%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

	Six Months Ended December 31, 2016
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$142.7	$(45.4)	$188.1	$10.4	$198.5
Consumer Beauty	115.6	(52.4)	168.0	11.1	179.1
Professional Beauty	99.7	(18.6)	118.3	8.2	126.5
Corporate	(324.3)	(324.3)	—	—
Total	$33.7	$(440.7)	$474.4	$29.7	$504.1

OPERATING MARGIN
Luxury	11.1%		14.6%		15.1%
Consumer Beauty	7.3%		10.7%		11.2%
Professional Beauty	19.2%		22.8%		23.7%
Corporate	N/A		N/A		N/A
Total	1.0%		14.0%		14.6%

	Six Months Ended December 31, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Luxury	$176.4	$(30.1)	$206.5
Consumer Beauty	171.0	(4.3)	175.3
Professional Beauty	40.6	(3.7)	44.3
Corporate	(153.9)	(153.9)	—
Total	$234.1	$(192.0)	$426.1

OPERATING MARGIN
Luxury	17.2%		20.1%
Consumer Beauty	14.7%		15.0%
Professional Beauty	31.2%		34.1%
Corporate	N/A		N/A
Total	10.1%		18.3%

COTY INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	December 31, 2016	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$939.2	$372.4
Trade receivables—less allowances of $67.7 and $35.2, respectively	1,450.3	682.9
Inventories	1,014.8	565.8
Prepaid expenses and other current assets	353.2	206.8
Deferred income taxes	151.8	110.5
Total current assets	3,909.3	1,938.4
Property and equipment, net	1,418.7	638.6
Goodwill	7,390.1	2,212.7
Other intangible assets, net	8,816.6	2,050.1
Deferred income taxes	71.5	15.7
Other noncurrent assets	284.8	180.1
TOTAL ASSETS	$21,891.0	$7,035.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,401.0	$921.4
Accrued expenses and other current liabilities	1,520.6	748.4
Short-term debt and current portion of long-term debt	186.7	161.8
Income and other taxes payable	20.8	18.7
Deferred income taxes	8.7	4.9
Total current liabilities	3,137.8	1,855.2
Long-term debt, net	6,308.4	3,936.4
Pension and other post-employment benefits	589.2	230.6
Deferred income taxes	1,611.4	339.2
Other noncurrent liabilities	363.1	233.8
Total liabilities	12,009.9	6,595.2
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	70.9	73.3
EQUITY:
Common Stock	8.1	4.0
Additional paid-in capital	11,500.5	2,038.4
Retained earnings (accumulated deficit)	9.8	(37.0)
Accumulated other comprehensive loss	(283.5)	(239.7)
Treasury stock	(1,441.8)	(1,405.5)
Total Coty Inc. stockholders’ equity	9,793.1	360.2
Noncontrolling interests	17.1	6.9
Total equity	9,810.2	367.1
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$21,891.0	$7,035.6

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$61.9	$230.7
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	230.3	112.9
Asset impairment charges	—	5.5
Deferred income taxes	(111.2)	(92.0)
Provision for bad debts	5.8	1.6
Provision for pension and other post-employment benefits	28.5	6.1
Share-based compensation	9.1	12.0
Loss on early extinguishment of debt	—	3.1
Other	(2.7)	25.6
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(293.7)	(45.7)
Inventories	103.3	35.1
Prepaid expenses and other current assets	22.6	19.6
Accounts payable	322.6	64.7
Accrued expenses and other current liabilities	369.8	122.7
Income and other taxes payable	(59.0)	(29.2)
Other noncurrent assets	11.4	6.5
Other noncurrent liabilities	(35.3)	37.9
Net cash provided by operating activities	663.4	517.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(198.2)	(78.3)
Payment for business combinations, net of cash acquired	(143.8)	(447.3)
Payments related to loss on foreign currency contracts	—	(18.1)
Net cash used in investing activities	(342.0)	(543.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	5.6	12.9
Repayments of short-term debt, original maturity more than three months	(5.8)	(14.4)
Net (repayments) proceeds from short-term debt, original maturity less than three months	(39.5)	(15.9)
Proceeds from revolving loan facilities	934.4	1,035.0
Repayments of revolving loan facilities	(1,384.4)	(490.0)
Proceeds from term loans	1,075.0	2,979.6
Repayments of term loans	(55.7)	(2,475.0)
Dividend paid	(185.8)	(89.0)
Net proceeds from issuance of Class A Common Stock and related tax benefits	13.6	20.1
Payments for purchases of Class A Common Stock held as Treasury Stock	(36.3)	(727.9)
Net proceeds from foreign currency contracts	14.8	31.0
Purchase of additional noncontrolling interests	(9.8)	—
Distributions to noncontrolling interests and redeemable noncontrolling interests	(3.5)	(18.8)
Payment of deferred financing fees	(23.4)	(53.7)
Net cash provided by financing activities	299.2	193.9
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(28.8)	(25.9)
NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	591.8	141.4
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—Beginning of period	372.4	341.3
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—End of period	$964.2	$482.7
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for interest	$79.5	$29.9
Cash paid during the period for income taxes, net of refunds received	38.4	59.6
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	$56.2	$31.5
Non-cash Common Stock issued for business combination	9,628.6	—
Non-cash debt assumed for business combination	1,941.8	—
Non-cash capital contribution associated with special share purchase transaction	—	13.8

CONTACT:
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Kevin Monaco, +1-212-389-6815
or
Media
Jennifer Friedman, +1-212-389-7175